Rohm and Haas Company 100 Independence Mall West Philadelphia, PA 19106-2399

ROHM AND HAAS COMPANY REPORTS
FIRST QUARTER 2003 RESULTS

Philadelphia, PA, April 28, 2003 – Rohm and Haas Company (NYSE:ROH) today reported first quarter sales of $1,613 million, a 17 percent increase over the same period in 2002, reflecting solid demand in key markets, along with the favorable impact of currencies and acquisitions. The company reported first quarter 2003 earnings from continuing operations before cumulative effect of accounting change of $82 million, or $.37 per share, a 4 percent increase over $79 million, or $.36 per share for the same period a year ago. The cumulative effect of accounting change in the first quarter of 2003 reflects the adoption of Statement of Financial Accounting Standard (SFAS) No. 143 which relates to asset retirement obligations, while the first quarter of 2002 reflects the adoption of SFAS No. 142, which relates to goodwill and other intangible assets.

	1st Qtr. 2003	1st Qtr. 2002

Net Sales	$1,613 million	$1,381 million
Earnings from continuing operations	$82 million	$79 million
before cumulative effect of accounting change	$ .37 per share	$ .36 per share
Cumulative effect of accounting change	$(8) million	$(773) million
	$(.04) per share	$(3.49) per share
Net earnings (loss)	$74 million	$(694) million
	$ .33 per share	$(3.13) per share

Note: Per share amounts are calculated on a diluted basis.

“Our favorable year-over-year sales growth demonstrates that we have the right portfolio of products, technologies that are valued in the marketplace, and the global presence required to meet our customers’ needs,” said Raj Gupta, chairman and chief executive officer. “Our ability to generate even slight improvement in earnings, despite the extraordinary run-up in raw material and energy costs we experienced in these past few months, is a credit to our organization’s capacity to continually improve our operating efficiencies, control discretionary spending and increase selling prices in our chemicals businesses.”

- more -

Sales of $1,613 million represents a 17 percent increase over the same period a year ago. Breaking out the components of the sales increase, favorable volume and mix accounted for 8 percent, currency represented 6 percent, acquisitions net of divestitures was 3 percent and pricing was flat. Increased pricing in the chemicals businesses was offset by pricing declines in Salt’s ice-control business. Sales in the Coatings business increased 18 percent over the same period in 2002, led by solid demand and share gain due to new product introductions in the architectural paint market, increased demand in lightweight coated paper markets, the impact of the acquisition of the Ferro European Powder Coatings business, as well as favorable currency and pricing. Electronic Materials sales growth of 16 percent, as compared to the first quarter of 2002, reflects strengthening over a relatively weak first quarter a year ago, with growth primarily in the advanced technology product lines, and favorable currency. Salt sales are up 28 percent over the comparable period in 2002, the result of higher ice-control sales, due to a harsh winter season in the midwest and northeast United States. Monomer sales are up 20 percent over the first quarter of 2002, reflecting continued demand in the downstream acrylic businesses, as well as improved pricing and favorable currency. Performance Chemicals sales increased 12 percent over the first quarter of 2002, attributable to the impact of the acquisition of Kureha’s plastics additives business, as well as favorable currency. Adhesives and Sealants first quarter sales were up 8 percent over the comparable period in 2002, reflecting the impact from favorable currencies and growth in the Latin American and Asia-Pacific regions.

Earnings from continuing operations were up 4 percent over the same period a year ago. Gross profit margin decreased to 28 percent, down from 32 percent in the comparable period a year ago, as strong volume growth, favorable currency, and absence of costs associated with implementing the 2001 restructuring initiative failed to offset the impact of increased raw material, energy and manufacturing costs. Selling and Administrative expenses were up approximately 4 percent over the first quarter of 2002, the result of increased employee costs, particularly in the area of health benefits and pension, offset by good control of discretionary spending. Research and Development expenses were relatively flat over the comparable period in 2002. Interest expense was down approximately 9 percent, as a result of lower effective interest rates. Restructuring and asset impairment charges increased over the prior year due to additional costs incurred reflecting adjustments within the businesses to meet a changing external environment, net of gains from sale of non-strategic assets. The income tax rate in the quarter was 33.5 percent, compared to 32.5 percent in the same period in 2002. Currencies had a favorable impact on first quarter 2003 earnings of $14 million or $0.06 per share over the comparable period in 2002. Cash from operations of $85 million was offset by $85 million in capital spending and $46 million in dividends, resulting in free cash flow* of $(46) million, which is a typical pattern for the company’s first quarter.

In discussing the outlook for the remainder of the year, Gupta noted that the full impact of the severe raw material and energy increases earlier this year will not be felt until the second quarter, however the raw material/selling price gap in the quarter should narrow as the price increases implemented to respond to these

- more -

higher costs take full effect. “We have witnessed an extraordinarily difficult first quarter in terms of raw material and energy costs, as well as a tough economic environment and anxiety over global events,” said Gupta. “It is still uncertain how the geo-political environment will impact our full-year results and this uncertainty makes the line of sight for the full-year difficult. However, our portfolio strength, along with our demonstrated capacity to manage discretionary spending, continued efforts to gain price increases, and favorable currencies — if they remain at current levels — should enable us to deliver high single digit revenue growth and full-year earnings from continuing operations in the range of $1.60 to $1.75 per share, as compared to full-year 2002 earnings from continuing operations of $0.95 per share, excluding cumulative effects of accounting changes in both periods.

*Note: Our definition of free cash flow is cash provided by operating activities, less capital asset spending and dividends. Free cash flow is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the impact of raw materials and natural gas, as well as other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 17, 2003.

Rohm and Haas is a Philadelphia-based specialty chemical company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company has annual sales of approximately $5.7 billion and operations in more than 25 countries.

CONTACTS:	Brian McPeak Corporate Communications 215-592-2741 BMcpeak@rohmhaas.com	For Investors Cheryl Martin Investor Relations 215-592-2664 CAMartin@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,

			Percent
	2003	2002	Change

Net sales	$1,613	$1,381	17%
Cost of goods sold	1,164	940	24%

Gross profit	449	441	2%

Selling and administrative expense	215	206
Research and development expense	61	62
Interest expense	32	35
Amortization of finite-lived intangibles	17	18
Share of affiliate earnings, net	3	1
Provision for restructuring and asset impairments	5	(1)
Loss on early extinguishment of debt (see note below)	—	7
Other income, net	1	2

Earnings from continuing operations before income taxes and cumulative effect of accounting change	123	117
Income taxes	41	38

Earnings from continuing operations before cumulative effect of accounting change	$82	$79

Cumulative effect of accounting change, net of $3 and $57 of income taxes in 2003 and 2002, respectively	(8)	(773)

Net earnings (loss)	$74	$(694)

Basic earnings (loss) per share (in dollars):
From continuing operations	$0.37	$0.36
Cumulative effect of accounting change	(0.04)	(3.51)

Net earnings (loss) per share	$0.33	$(3.15)

Diluted earnings (loss) per share (in dollars):
From continuing operations	$0.37	$0.36
Cumulative effect of accounting change	(0.04)	(3.49)

Net earnings (loss) per share	$0.33	$(3.13)

Weighted average common shares outstanding — basic:	220.4	220.6
Weighted average common shares outstanding — diluted:	220.9	221.7
Other Data:
Capital spending	$85	$68
Depreciation expense	$102	$97

Note: In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” 2002 earnings from continuing operations now reflect losses on early extinguishment of debt, previously reported below continuing operations as an extraordinary item.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

	March 31,	December 31,
	2003	2002
	(Preliminary
	and Unaudited)

Assets
Current assets:
Cash and cash equivalents	$210	$295
Receivables, net	1,255	1,184
Inventories	762	765
Prepaid expenses and other current assets	351	299

Total current assets	2,578	2,543

Land, buildings and equipment, net	2,933	2,954
Goodwill and other intangible assets, net	3,461	3,478
Other assets	677	731

	$9,649	$9,706

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term obligations	$157	$180
Trade and other payables	495	481
Accrued liabilities	587	682
Accrued income taxes payable	269	302

Total current liabilities	1,508	1,645

Long-term debt	2,884	2,872
Employee benefits	649	650
Other liabilities	1,436	1,409
Minority interest	12	11

Commitments and contingencies
Stockholders’ equity:
Common stock: shares issued - 242,078,367	605	605
Additional paid-in capital	1,993	1,971
Retained earnings	1,022	994

	3,620	3,570
Unearned compensation	(31)	—
Treasury stock	(191)	(200)
ESOP shares	(105)	(107)
Accumulated other comprehensive loss	(133)	(144)

Total stockholders’ equity	3,160	3,119

	$9,649	$9,706

Certain prior year amounts have been reclassified to conform with the current year presentation.

Rohm and Haas Company and Subsidiaries	Appendix I
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended
	March 31,

	2003	2002 (1)

Business Segment
Coatings	$501	$425
Adhesives and Sealants	159	147
Electronic Materials	253	219
Performance Chemicals	330	295
Salt	281	220
Monomers	242	202
Elimination of Intersegment Sales	(153)	(127)

Total	$1,613	$1,381

Customer Location
North America	$905	$840
Europe	418	310
Asia-Pacific	244	185
Latin America	46	46

Total	$1,613	$1,381

Earnings from Continuing Operations by Business Segment (2)

	Three Months Ended
	March 31,

	2003	2002 (1,3)

Business Segment
Coatings	$47	$50
Adhesives and Sealants	10	1
Electronic Materials	21	11
Performance Chemicals	16	19
Salt	29	23
Monomers	2	18
Corporate	(43)	(43)

Total	$82	$79

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment (2)

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,

	2003	2002 (1,3)

Business Segment
Coatings	$95	$96
Adhesives and Sealants	24	12
Electronic Materials	49	34
Performance Chemicals	53	57
Salt	62	51
Monomers	18	44
Corporate	(27)	(27)

Total	$274	$267

Reconciliation of EBITDA to Earnings from Continuing Operations (2)

	Three Months Ended
	March 31,

	2003	2002 (3)

EBITDA	$274	$267
Interest expense	32	35
Income taxes	41	38
Depreciation expense	102	97
Amortization expense	17	18

Earnings from continuing operations before cumulative effect of accounting change	$82	$79

(1)	Reclassified to conform to current year presentation.
(2)	Before cumulative effect of accounting change.
(3)	In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” 2002 earnings from continuing operations now reflect losses on early extinguishment of debt, previously reported below continuing operations as an extraordinary item. The losses are reflected within the Corporate business segment.